Exhibit 10.16

CONFIDENTIALITY AND TRADE SECRET PROTECTION AGREEMENT

This Confidentiality and Trade Secret Protection Agreement (as the same may be amended, this “Agreement”) is entered into effective as of [          ], 2014 (the “Effective Date”), by Occidental Petroleum Corporation, a Delaware corporation (“OPC”), and California Resources Corporation, a Delaware corporation (“CRC”).

RECITALS

OPC and CRC are parties to a Separation and Distribution Agreement dated the date hereof (as the same may be amended, the “SDA”).  The SDA contemplates that OPC and CRC will enter into this Agreement contemporaneous with the execution of the SDA; and

The Parties desire for OPC to preserve its confidential Information;

Now, therefore, in and for the consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the mutuality, sufficiency and receipt of which are hereby acknowledged, OPC and CRC agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Certain Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  For the avoidance of doubt, after the Distribution Date, the members of the OPC Group and the members of the CRC Group shall not be deemed to be under common control for purposes hereof due solely to the fact that OPC and CRC have common shareholders.

“Ancillary Agreements” means this Agreement, the Area of Mutual Interest Agreement, the Employee Matters Agreement, the Intellectual Property License Agreement, the Stockholder’s Agreement, the Transition Services Agreement, the Tax Sharing Agreement and the Transfer Documents.

“Area of Mutual Interest Agreement” means the Area of Mutual Interest Agreement, dated as of the date hereof, between OPC and CRC.

“CRC Group” means CRC, (i) each Subsidiary of CRC immediately after the Distribution Date, (ii) each Affiliate of CRC controlled by CRC immediately after the Distribution Date and (iii) each other entity that becomes a Subsidiary of CRC at any time following the Distribution Date for so long as such entity is a Subsidiary of CRC.

“Distribution Date” has the meaning ascribed to such term in the SDA.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between OPC and CRC.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, memos, and other technical, financial, employee or business information or data.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement, dated as of the date hereof, between OPC and CRC.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Losses” means actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a claim commenced by any Person other than a member of the CRC Group or the OPC Group.

“OPC Group” means OPC, (i) each Subsidiary of OPC immediately after the Distribution Date, (ii) each Affiliate of OPC controlled by OPC immediately after the Distribution Date and (iii) each other entity that becomes a Subsidiary of OPC at any time following the Distribution Date for so long as such entity is a Subsidiary of OPC; provided that, from and after the Distribution Date, each member of the CRC Group will be deemed not to be a member of the OPC Group.

“Party” or “Parties” means each of (or collectively) OPC and CRC.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Privilege” means any privilege available under applicable Law, including the attorney-client privilege, work product, joint defense, common interest or other applicable privilege.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, managers, consultants, advisors, accountants, attorneys or other representatives.

“Stockholder’s Agreement” means the Stockholder’s and Registration Rights Agreement, dated as of the date hereof, between OPC and CRC.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between OPC and CRC.

“Transfer Documents” shall have the meaning set forth in Section 2.1(c) of the SDA.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between OPC and CRC.

ARTICLE II
CONFIDENTIAL INFORMATION AND TRADE SECRET PROTECTION

Section 2.1                                    Confidential Information

(a)                                 Subject to Section 2.1(c) and any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in SDA and other Ancillary Agreements, until the five (5)-year anniversary of the Distribution Date, CRC, on behalf of itself and each member of the CRC Group, agrees to hold, and to cause its Representatives to hold, in strict confidence, with at least the same degree of care that applies to OPC’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the OPC Group, excluding any such Information exclusively relating to the CRC Business, that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the OPC Group or its Representatives at any time pursuant to the SDA, this Agreement, or any other Ancillary Agreement or otherwise, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of CRC or any member of the CRC Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by CRC (or any member of the CRC Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of OPC.

(b)                                 CRC, on behalf of itself and each member of the CRC Group, agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 2.1(c). Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by the SDA or any Ancillary Agreement, CRC will promptly after request of OPC either return to OPC all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to OPC that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) CRC is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to CRC’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in CRC’s legal files for purposes of resolving any dispute that may arise under the SDA or any Ancillary Agreement.

(c)                                  If CRC or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of OPC (or any member of the OPC Group) that is subject to the confidentiality provisions hereof, CRC shall use commercially reasonable efforts to notify OPC prior to disclosing or providing such Information and shall cooperate at the expense of OPC in seeking any reasonable protective arrangements requested by OPC.  Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d)                                 The Parties further recognize that [certain] employees of OPC will have Information relevant to OPC’s ongoing business that is not readily available to CRC and if CRC had such Information, CRC would be able to unfairly compete with OPC.  For this and other reasons, the Parties agree to the following restrictions:

(i)                                     for a period of one (1) year from the Distribution Date, CRC will not hire or otherwise engage any individual who is employed by OPC [in any of the positions listed in the form titled, “OPC Positions,” which is attached hereto as Exhibit A]  or engaged as an officer of OPC;

(ii)                                  for a period of five (5) years from the Distribution Date, CRC will not directly or indirectly call on, solicit, or induce any individual who is employed by OPC [in any of the positions listed in Exhibit A] or engaged as an officer of OPC to terminate such person’s employment or engagement with OPC and will not assist any other Person in such a solicitation.  Solicitation shall be deemed not to include (x) general solicitations of employment that are not specifically directed towards employees or officers of a member of the OPC Group, (y) soliciting any such person who has ceased to be employed by any member of the OPC Group prior to the time of commencement of such solicitation, or (z) hiring or otherwise engaging an employee or officer of any member of the OPC Group who contacted CRC initially without any violation of this provision by CRC;

(iii)                               for a period of one (1) year from the Distribution Date, OPC will not hire or otherwise engage any individual who is employed by CRC [in any of the positions listed in the form titled, “CRC Positions,” which is attached hereto as Exhibit B] or engaged as an officer of CRC; and

(iv)                              for a period of five (5) years from the Distribution Date, OPC will not directly or indirectly call on, solicit, or induce any individual who is employed by CRC [in any of the positions listed on Exhibit B] or engaged as an officer of CRC to terminate such person’s employment or engagement with CRC and will not assist any other Person in such a solicitation.  Solicitation shall be deemed not to include (x) general solicitations of employment that are not specifically directed towards employees or officers of any member of the CRC Group, (y) soliciting any such person who has ceased to be employed by any member of the CRC Group prior to the time of commencement of such solicitation, or (z) hiring or otherwise engaging an employee or officer of a member of the CRC Group who contacted OPC initially without any violation of this provision by OPC.

Section 2.2                                    Liquidated Damages.

If either Party breaches its obligations under Section 2.1(d), the breaching Party shall pay to the non-breaching Party an amount equal to two times the total compensation that was provided by the non-breaching Party to the individual with respect to whom the breaching activity occurred for the twelve months immediately prior to such breach (the “Liquidated Damages”) for each such breach.  The Parties acknowledge and agree that quantifying Losses arising from a breach of Section 2.1(d) is inherently difficult where such breach may destroy the confidential nature of the Information and dilute the non-breaching Party’s goodwill and further agree that the Liquidated Damages is not a penalty but a reasonable estimate of the anticipated or actual harm that could arise from such a breach based upon the Parties’ experience in the industry.  The Parties further agree that the Liquidated Damages shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available in equity, including, without limitation, temporary and permanent injunctive relief.

Section 2.3                                    Waiver of Consequential Damages.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY OTHER THAN THE FOLLOWING PROVISO, NEITHER CRC OR ITS AFFILIATES, ON THE ONE HAND, NOR OPC OR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE

LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE, LOSS OF PROFIT OR SIMILAR DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE III
DISPUTE RESOLUTION

Section 3.1                                    General Provisions.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement between the Parties, including the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article III, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in this Article III.

(b)                                 All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article III are pending.  The Parties will take any necessary or appropriate action required to effectuate such tolling.

Section 3.2                                    Arbitration.

(a)                                 Each of the Parties (i) agrees that any Dispute shall be settled by arbitration in accordance with the AAA Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”); (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration; and (iii) submits to the exclusive jurisdiction of Texas in any such arbitration. There shall be [one (1) arbitrator], selected in accordance with the AAA Commercial Arbitration Rules.

(b)                                 The place of arbitration shall be [Houston], Texas.  Along with the arbitrator[s] appointed, the Parties will agree to a mutually convenient location, date and time to conduct the arbitration, but in no event will the final hearing(s) be scheduled less than [twelve (12)] months from submission of the Dispute to arbitration unless the Parties agree otherwise in writing.

(c)                                  The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorneys’ fees.

(d)                                 The arbitrator[s] will have the right to award, on an expedited or interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance), and attorneys’ fees and costs;

provided, the arbitrator[s] will not award any relief not specifically requested by the Parties.

(e)                                  The Parties agree to be bound by the provisions of Rule 13 of the Federal Rules of Civil Procedure with respect to compulsory counterclaims (as the same may be amended from time to time); provided, any such compulsory counterclaim shall be filed within thirty (30) days of the filing of the original claim.

(f)                                   So long as either Party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 3.2 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(g)                                  The decision of the arbitrator[s] shall be final, conclusive and binding on the parties to the arbitration.  A Party obtaining an order of interim injunctive relief may enter judgment upon such award in any Texas federal or state court.  The final award in an arbitration pursuant to this Article III shall be conclusive and binding upon the Parties, and a Party obtaining a final award may enter judgment upon such award in any Texas federal or state court.

(h)                                 It is the intent of the Parties that the agreement to arbitrate Disputes set forth in this Section 3.2 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(i)                                     The Parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, as provided in Section 5.2 and, except as otherwise provided in this Article III or mutually agreed to in writing by the Parties, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), shall govern any arbitration between the Parties pursuant to this Section 3.2.  For the avoidance of doubt, the arbitrator[s] shall have the authority to determine the enforceability of this Article III, including whether the terms of the provisions under this Article III are enforceable under the FAA.

Section 3.3                                    Certain Disputes.  Notwithstanding anything in this Article III to the contrary, any disputes relating to injunctive relief or specific performance shall be conducted according to the fast-track arbitration procedures of the AAA then in effect.

Section 3.4                                    Attorney-Client Privilege.  CRC agrees that, in the event of any Dispute or other litigation, dispute, controversy or claim between OPC or a member of the OPC Group, on the one hand, and CRC or a member of the CRC Group, on the other hand, CRC will not, and will cause the members of its Group not to, seek any waiver of any applicable Privilege with respect to any oral or written communications relating to advice given prior to the Distribution Date by counsel to OPC or any Person that was a Subsidiary of OPC prior to the Distribution Date, regardless of any argument that such advice may have affected the interests of both Parties.  Moreover, CRC will, and will cause the members of its Group to, honor any such applicable Privilege between OPC and the members of its Group and its or their counsel, and will not assert that OPC or a member of its Group has waived, relinquished or otherwise lost such Privilege.

For the avoidance of doubt, in the event of any litigation, dispute, controversy or claim between OPC or a member of its Group, on the one hand, and a Third Party other than a member of the CRC Group, on the other hand, OPC shall retain the right to assert any applicable Privilege with respect to any communications relating to advice given prior to the Distribution Date by counsel to OPC or any Person that was a Subsidiary of OPC prior to the Distribution Date (it being understood, for the avoidance of doubt, that nothing in this Section 3.4 shall prevent CRC from asserting any applicable Privilege with respect to the matters discussed herein in the event such Privilege is not waived by OPC).

Section 3.5                                    No Attorney Testimony.  No in-house attorney or outside attorney may be called to testify about or present evidence covering the interpretation or meaning of this Agreement in any Dispute between the Parties.

ARTICLE IV
TERMINATION

If the SDA is terminated pursuant to Article IX of the SDA prior to the Distribution Date, this Agreement shall automatically terminate as of the same date that the SDA terminates, in which case no Party shall have any liability to the other Party by reason of this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1                                    Counterparts; Entire Agreement.

(a)                                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                 This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein.

Section 5.2                                    Governing Law.  This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of either Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without regard to the choice of law principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 5.3                                    Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its respective rights or delegate its respective obligations under this Agreement without the prior written consent of the other Party.

Section 5.4                                    Third-Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 5.5                                    Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.5):

If to OPC, to:                                                                       Occidental Petroleum Corporation

5 Greenway Plaza

Houston, Texas 77046

E-mail: [                              ]

Attention: General Counsel

If to CRC, to:                                                                     California Resources Corporation

[                                ]

[                                ]

Email: [                              ]

Attention: General Counsel

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

Section 5.6                                    Reformation.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined to be invalid, void or unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court or arbitrator[s] making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the Law so that this entire Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Should any provision of this Agreement or the application thereof to any Person or circumstance be determined to be invalid, void, or unenforceable, the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

Section 5.7                                    Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined to be invalid, void or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 5.8                                    Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.9                                    Waivers of Default.  Waiver by a Party of any default by the other Party of any provision of or obligation under this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such waiving Party.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.10                             Specific Performance.  Subject to the provisions of Article III, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or will be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each Party.

Section 5.11                             Amendments.  No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 5.12                             Interpretation.  In this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the term “Agreement” shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) article and section references are to the articles and sections of this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement means “including, without limitation”; (e) the word “or” shall not be exclusive; and (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof.  Nothing contained herein shall be interpreted or construed against the drafter(s) of this Agreement, and both Parties had full and fair opportunity to contribute to the drafting of this Agreement.

Section 5.13                             Relationship of the Parties.  It is expressly agreed that, from and after the Distribution Date and for purposes of this Agreement, (a) no member of the CRC Group shall be deemed to be an Affiliate of any OPC Group and (b) no member of the OPC Group shall be deemed to be an Affiliate of any member of the CRC Group.

Section 5.14                             WITHOUT LIMITING ARTICLE III, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

OCCIDENTAL PETROLEUM CORPORATION

By:
Name:
Title:

CALIFORNIA RESOURCES CORPORATION

By:
Name:
Title:

Signature page to Confidentiality and Trade Secret Protection Agreement

Exhibit A

OPC Positions

Exhibit B

CRC Positions